Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Results in Line with Guidance in a Difficult Market
Monday, July 28, 2008 4:30 pm ET

Solar and Medical Device Revenue Partially Offsets Impact of Semi-Equipment Downturn
HAYWARD, Calif., July 28, 2008 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical subsystems for the semiconductor capital equipment, flat panel, solar, and medical device industries, today reported its financial results for the second quarter of 2008. Revenue for the second quarter of 2008 was $67.4 million, a decrease of 27% from the first quarter of 2008 and a decrease of 36% from the same period a year ago. The company recorded a net loss of $162,000 or $0.01 per diluted share, during the second quarter of 2008, compared to net income of $1.9 million or $0.09 per diluted share, for the first quarter of 2008 and net income of $5.1 million, or $0.23 per diluted share, for the same period a year ago. Gross margin for the second quarter of 2008 was 11.2%, compared to 13.1% for the first quarter of 2008, and 15.1% for the same period a year ago.

Clarence Granger, Ultra Clean’s Chairman and Chief Executive Officer commented: “We view the current challenging business environment as an opportunity to increase our market share and to realize the operational efficiencies made possible by consolidation of our Silicon Valley based assembly operations into a single facility in Hayward, CA. For the quarter, we met our guidance range for revenue and earnings per share by focusing on activities to reduce costs, while continuing to increase our non-semiconductor businesses. Solar, flat panel, and medical device revenues grew by 18% sequentially to 22% of total revenues and we received follow-on awards in the solar and flat panel markets. By streamlining our operations and continuing to increase our activity in these adjacent markets, we lessened the impact of this cyclical decline in semiconductor capital equipment demand and positioned ourselves for enhanced levels of profitability when the industry cycle returns to growth.”

Cash at the end of the second quarter of 2008 was $32.6 million, an increase of $7.6 million from $25.0 million at the end of the first quarter of 2008, and an increase of $12.7 million from $19.9 million at the end of the second quarter of 2007. Third party debt at the end of the second quarter was $20.5 million, a decrease of $900,000 from $21.4 million at the end of the first quarter of 2008 and a decrease of $8.3 million from $28.9 million at the end of the second quarter of 2007.

Ultra Clean also announced that its Board of Directors has authorized the repurchase of up to $10 million shares of the company common stock.  The share repurchase is expected to commence at the end of July 2008.

Granger continued, “I am pleased to announce that, during the quarter, we secured significant follow-on awards from two key customers. We have been contracted to design and build a next-generation solar tool gas-abatement module. Deliveries are expected to commence in 2009. We also have been awarded the contract for production of Photon Dynamics’ (Nasdaq: PHTN) turn-key, Gen-8, flat panel display test systems. The products for both customers will be manufactured in our Shanghai, China facilities and delivered directly to the customers in Asia. Incremental revenue from these two awards is estimated to be $1 million in 2008 and $6-$8 million in 2009. These new wins reflect further progress toward our stated objectives: to grow faster than the semiconductor capital equipment industry, in part by increasing the portion of our revenue derived from the adjacent markets of the solar, flat panel and medical device industries, and to continue to expand our presence in Asia.”

Commenting on Ultra Clean’s corporate outlook, Granger noted, “While we remain very confident in our strategic direction, we remain cautious about the near term outlook, due to continued declines in semiconductor capital equipment demand, partially offset by our growth in non-semiconductor markets. We expect that revenue for the third quarter of 2008 will be in the range of $60 million to $66 million, and loss per share will be in the range of $0.03 to $0.10 per share, on a GAAP basis, inclusive of an expected $0.01 per share charge for amortization of intangibles, and a $0.03 per share charge related to SFAS 123(R).”

Ultra Clean will conduct a conference call today, Monday, July 28, 2008, beginning at 2:00 p.m. PDT at 888-561-5097 (domestic) and 706-679-7569 (international). A replay of the webcast will be available for fourteen days following the conference call at 800/642-1687 (domestic) and 706/645-9291 (international). The confirmation number for the live broadcast and replays is 55630779 (all callers). The conference call will also be webcast live and be available for fourteen days on our website.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a developer and supplier of critical subsystems for the semiconductor capital equipment, flat panel, solar and medical device industries. Ultra Clean offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean's customers are primarily original equipment manufacturers for the semiconductor capital equipment, flat panel, solar and medical device industries. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward- looking statements" (as defined in the U.S. Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates," "believes," "plan," "expect," "future,"' "intends," "may," "will," "should," "estimates," "predicts," "potential," "continue" and similar expressions to identify these forward-looking statements. Forward looking statements included in the press release include estimates made with respect to our third quarter revenue and diluted earnings per share. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, our actual results may differ materially from the results predicted or implied by these forward- looking statements. These risks, uncertainties and other factors include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended December 28 2007 and quarterly report on Form 10-Q for the quarter ended March 28, 2008, filed with the Securities and Exchange Commission. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information future developments or otherwise.

Ultra Clean Holdings, Inc
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share data)

	For the three months ended		For the six months ended
	June 27, 2008	June 29, 2007	June 27, 2008	June 29, 2007

Sales	$67,364	$104,722	$159,721	$215,514

Cost of goods sold	59,842	88,906	140,139	182,941

Gross profit	7,522	15,816	19,582	32,573

Operating expenses:
Research and development	606	785	1,391	1,627
Sales and marketing	1,327	1,336	2,960	2,759
General and administrative	6,252	6,182	12,882	12,779
Total operating expenses	8,185	8,303	17,233	17,165

Income (loss) from operations	(663)	7,513	2,349	15,408

Interest and other income (expense), net	(246)	(459)	(590)	(990)

Income (loss) before income taxes	(909)	7,054	1,759	14,418

Income tax provision (benefit)	(747)	1,958	32	4,137

Net income (loss)	$(162)	$5,096	$1,727	$10,281

Net income (loss) per share:
Basic	$(0.01)	$0.24	$0.08	$0.49
Diluted	$(0.01)	$0.23	$0.08	$0.47

Shares used in computing
net income (loss) per share:
Basic	21,643	21,236	21,604	21,188
Diluted	21,643	22,045	22,126	22,012

Ultra Clean Holdings, Inc
Condensed Consolidated Balance Sheets
(Unaudited; in thousands)

	June 27,	December 28,
ASSETS	2008	2007

Current assets:
Cash and cash equivalents	$32,571	$33,447
Accounts receivable	26,638	34,845
Inventory	43,634	49,342
Other current assets	8,794	7,707
Total current assets	111,637	125,341

Equipment and leasehold improvements, net	20,479	14,095
Goodwill	34,196	34,196
Other intangible assets	20,087	20,762
Other non-current assets	548	633
Total assets	$186,947	$195,027

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities
Bank borrowings	$3,400	$3,575
Accounts payable	22,559	36,817
Other current liabilities	3,589	4,451
Total current liabilities	29,548	44,843

Bank debt and other long-term liabilities	23,308	20,696
Total liabilities	52,856	65,539

Stockholders' equity
Common stock	91,968	89,092
Retained earnings	42,123	40,396
Total stockholders' equity	134,091	129,488
Total liabilities and stockholders' equity	$186,947	$195,027